WALL STREET ASSOCIATES

CODE OF ETHICS

AND

STATEMENT OF POLICY AND PROCEDURES

REGARDING PERSONAL SECURITIES

TRANSACTIONS

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2. Generally Prohibited Securities Transactions	4

a. Initial Public Offerings	4
b. One Day Blackout	4
c. Seven-Day Blackout	4
d. 60-Day Blackout (short-term trading is discouraged)	5
e. Private Placements	5

C. Exemptions	5

1. Exemptions from Pre-clearance and Treatment as a Prohibited Transaction	5

a. Mutual Funds	5
b. No Knowledge	6
c. Certain Corporate Actions	6
d. Systematic Investment Plans	6
e. Previously Approved Option-Related Activity	6
f. Commodities, Futures, and Options on Futures	6
g. Rights	7
h. Miscellaneous	7

2. Exemption from Treatment as a Prohibited Transaction	7

a. Broad Based Indices and Options on Broad-Based Indices	7

b. Exchange Traded Funds (ETFs)	7

c. Related Mutual Funds	7

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D. Reporting Requirements	8

1. Initial and Periodic Disclosure of Personal Holdings by Access Persons	8
2. Transaction and Periodic Statement Reporting	8
3. Disclaimers	9
4. Availability of Reports	9

III. Fiduciary Duties	10

A. Confidentiality	10

B. Gifts and Entertainment	10

1. Gifts	10
2. Entertainment	11
3. Patterns Monitoring and Control	11
4. Documented Approval and Reporting	11

C. Corporate Opportunities	12

D. Undue Influence	12

E. Service as a Director	12

F. Purchases and Sales of “Related” Mutual Funds	13

IV. Compliance with the Code of Ethics	14

A. Code of Ethics Review Committee	14

1. Membership, Voting and Quorum	14
2. Investigating Violations of the Code	14
3. Annual Reports	14

B. Remedies	15

1. Sanctions	15
2. Sole Authority	15
3. Review	15

C. Exceptions to the Code	16

D. Inquiries Regarding the Code	16

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V. Definitions	17

“Access Person”	17
“Beneficial Interest”	17
“Code”	18
“Compliance Officer”	18
“Equivalent Security”	18
“Immediate Family”	19
“Investment Personnel” and “Investment Person”	19
“Portfolio Manager”	19
“Pre-clearance Officer”	19
“Securities Transaction”	19
“Security”	19

VI. Appendices to the Code	20

Appendix 1—Contact Persons	i
Appendix 2—Acknowledgement of Receipt of Code of Ethics and Personal Holdings Report	ii
Appendix 3—Personal Trade Authorization Request Form	iv
Appendix 4—Certification of Access Person’s Designee	v
Appendix 5—Designated Broad Based Indices	vi
Appendix 6—Designated Exchange Traded Funds (ETFs)	vii
Appendix 7—Form Letter to Broker, Dealer, Bank, or Mutual Fund	viii
Appendix 8—Certification of No Beneficial Interest	ix
Appendix 9—New Account(s) Report	x
Appendix 10—Matters Pertaining to Blackout Periods	xi

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I. INTRODUCTION

A. Individuals and Entities Covered by the Code. Unless the use of another Code of Ethics has been approved in writing by the Chief Compliance Officer, all Access Persons are subject to the provisions of this Code. Access Persons are defined in Section V and listed in Appendix 1. Currently, all employees of Wall Street Associates are considered Access Persons under the Code.

B. Fiduciary Duty. The Code is based on the principle that Access Persons owe a fiduciary duty to the clients of Wall Street Associates and must avoid activities, interests and relationships that might interfere with making decisions in the best interests of any clients of Wall Street Associates.

As fiduciaries, Access Persons must at all times comply with the following principles:

1.	The Clients Come First. Access Persons must scrupulously avoid serving their personal interests ahead of the interests of the clients of Wall Street Associates. An Access Person may not take action, or not take action, for the Access Person’s personal benefit, rather than for the benefit of the client. For example, an Access Person would violate this Code by causing a client account to purchase a Security the Access Person owns personally for the purpose of increasing the price of that Security.

2.	Avoid Taking Advantage. Access Persons may not use their knowledge of open, executed, or pending portfolio transactions to profit by the market effect of such transactions. Additionally, receipt of investment opportunities, perquisites, or gifts from persons seeking business with Wall Street Associates could call into question the exercise of an Access Person’s independent judgment.

3.	Comply With the Code. Doubtful situations should be resolved in favor of the client. Technical compliance with the Code’s procedures will not automatically insulate from scrutiny any Securities Transactions that indicate an abuse of fiduciary duties. Access Persons are required to report violations of the Code promptly to the Chief Compliance Officer and the firm’s President.

C. Compliance with Laws and Regulations. All Access Persons must comply with applicable federal securities laws. The Code does not permit Access Persons, in connection with the purchase or sale, directly or indirectly, of a Security held or to be acquired by a Client:

1.	To defraud such client in any manner.

2.	To mislead such client, including by making a statement that omits material facts.

3.	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client.

4.	To engage in any manipulative practice with respect to such client.

5.	To engage in any manipulative practice with respect to Securities, including price manipulation.

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II. PERSONAL SECURITIES TRANSACTIONS

A.	Pre-clearance Requirements for Access Persons.

1.	General Requirement. Except for the transactions specified in Section II.C.1, any Securities Transaction in which an Access Person has or acquires a Beneficial Interest must be pre-cleared with a Pre-clearance Officer.

2.	Trade Authorization Request Forms. Prior to entering an order for a Securities Transaction that requires pre-clearance, the Access Person must complete a Personal Trade Authorization Request Form (Appendix 3) and submit the completed form to the Trading Desk and to a Pre-clearance Officer or the Compliance Officer. The form requires Access Persons to provide certain information and to make certain representations.

In the event an Access Person is unable to complete a Trade Authorization Request form, the Access Person may designate another individual to complete the form on his or her behalf. The Access Person’s designee should complete the Trade Authorization Request form and the Certification of Access Person’s Designee (Appendix 4) and submit both forms to the Trading Desk and to a Preclearance Officer or the Chief Compliance Officer.

Proposed Securities Transactions of a Pre-clearance Officer that require pre-clearance must be submitted to the Trading Desk and another Pre-clearance Officer or the Chief Compliance Officer.

3.	Review of Form. After receiving a completed Trade Authorization Request form, the Trading Desk and a Pre-clearance Officer will (a) review the information set forth in the form, (b) if necessary, consult with the Trading Desk and CCO for information regarding past, pending, and contemplated transactions in any Client accounts, as necessary, and (c) as soon as reasonably practicable, determine whether to authorize the proposed Securities Transaction. The granting of authorization, and the date and time that authorization was granted must be reflected on the form. The Access Person must then provide one copy of the completed form to the Chief Compliance Officer. It is recommended that the Access Person keep one copy of the completed form for his/her records.

NOTE:	No order for a Securities transaction for which pre-clearance authorization is required may be placed prior to the receipt of written authorization of the transaction by a pre-clearance officer. Verbal approvals are not permitted.

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4.	Length of Trade Authorization Approval. The authorization provided by a Pre-clearance Officer is effective until the earlier of:

(1)	its revocation;

(2)	the close of business on the trading day that the authorization is granted (for example, if authorization is provided on a Monday, it is effective until the close of business that Monday); or,

(3)	the moment the Access Person learns that the information in the Trade Authorization Request form is not accurate.

If the order for the Securities Transaction is not placed or completed within that period, a new authorization must be obtained before the Securities Transaction is placed or completed. If the Securities Transaction order is placed but has not been executed before the authorization expires (as, for example, in the case of a limit order), a new authorization must be obtained before the Securities Transaction is executed.

5.	No Explanation Required for Refusals. In some cases, the Trading Desk, the Compliance Officer, or a Pre-clearance Officer may refuse to authorize a Securities Transaction for a reason that is confidential. The Trading Desk, the Compliance Officer, or Pre-clearance Officers are not required to give an explanation for refusing to authorize any Securities Transaction.

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B.	Prohibited Transactions.

1.	Always Prohibited Securities Transactions. The following Securities Transactions are prohibited and will not be authorized under any circumstances:

a.	Inside Information. Any transaction in a Security by an individual who possesses material nonpublic information regarding the Security or the issuer of the Security;

b.	Market Manipulation. Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading;

c.	Short Sales. Short sales (or derivative short positions established via options) of Securities owned in any client account,

d.	Others. Any other transaction or patterns deemed by the Pre-clearance Officer or the Chief Compliance Officer to involve a conflict of interest, excessive trading, possible diversions of corporate opportunity, or an appearance of impropriety (e.g., Front-running).

2.	Generally Prohibited Securities Transactions. Unless exempted by Section II.C, the following Securities Transactions are prohibited and will not be authorized by a Pre-clearance Officer absent exceptional circumstances. The prohibitions apply to Access Persons of Wall Street Associates.

a.	Initial Public Offerings. Any purchase of a Security by WSA Access Persons and employees in an initial public offering (other than a new offering of a registered open-end investment company);

b.	One Day Blackout. Any sale of a Security by an Access Person or employee for 24 hours after which WSA client accounts have disposed of all of the interests in that particular Security (or Equivalent Security);

c.	Seven-Day Blackout. Any purchase or sale of a Security by an Access Person or employee within seven calendar days (seven days prior to or seven days after) of a purchase or sale of the same Security (or Equivalent Security) by a WSA client account. For example, if a client account trades a Security on day one, day eight is the first day the Access Person may trade that Security for an account in which he or she has a Beneficial Interest;

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d.	60-Day Blackout (short-term trading is discouraged). Short-term trading is discouraged. Access Persons and employees are prohibited from profiting from the (1) purchase and sale or (2) sale and purchase of the same (or an equivalent) Security in a personal Securities transaction within 60 calendar days. Should such a trade occur that results in a profit, Access Persons and employees must agree to give up all profits on the transaction to a charitable organization specified in accordance with Section IV.B.I. Such transactions are generally not prohibited if they result in a loss. Of course, Access Persons must place the interests of WSA clients first; they may not avoid or delay purchasing or selling a Security for a WSA client account in order to profit personally.

NOTE:	Appendix 10 contains more information on how Wall Street Associates views and treats matters pertaining to Blackout Periods.

e.	Private Placements (all Access Persons). Acquisition of a Beneficial Interest in Securities in a private placement by Access Persons is discouraged. A Pre-clearance Officer and the Chief Compliance Officer will give permission only after considering, among other facts, whether the investment opportunity should be reserved for a WSA client account and whether the opportunity is being offered to the person by virtue of that person’s position as an Access Person. Access Persons who have acquired a Beneficial Interest in Securities in a private placement are required to disclose their Beneficial Interest to the Chief Compliance Officer. If the Access Person is subsequently involved in a decision to buy or sell a Security (or an Equivalent Security) from the same issuer for a WSA client account, then the decision to purchase or sell the Security (or an Equivalent Security) must be independently authorized by a Portfolio Manager with no personal interest in the issuer.

C.	Exemptions.

1.	Exemptions from Pre-clearance and Treatment as a Prohibited Transaction. The following Transactions are exempt from the pre-clearance requirements set forth in Section II.A. and the prohibited transaction restrictions set forth in Section II.B.2:

a.

Mutual Funds. Any purchase or sale of fund shares issued by any registered open-end investment companies, with the exception of mutual funds sub-advised by Wall Street Associates (“related mutual funds”). “Related mutual funds” (those mutual funds sub-advised by Wall Street

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Associates) are subject to pre-clearance requirements. Purchases and sales of “related mutual funds” by Access Persons will also be monitored for any improper activity or pattern that could be viewed as a breach of fiduciary duty, as defined and in accordance with Section III.F of this Code.

b.	No Knowledge. Securities Transactions where the Access Person has no knowledge of the transaction before it is completed (for example, Securities Transactions effected for an Access Person on a fully discretionary basis, by a trustee of a blind trust, or discretionary trades involving an investment partnership or investment club, in connection with which the Access Person is neither consulted nor advised of the trade before it is executed);

c.	Certain Corporate Actions. Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, tendered stock, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities;

d.	Systematic Investment Plans. Any transaction of a Security pursuant to a systematic investment plan that has previously been approved by the Chief Compliance Officer. A systematic investment plan is one pursuant to which a prescribed investment will be made automatically or on a regular, or predetermined basis without affirmative action by the Access Person.

e.	Previously Approved Options-Related Activity. Any acquisition or disposition of a Security in connection with an option-related Securities Transaction that has been previously approved pursuant to the Code. For example, if an Access Person receives approval to write a covered call, and the call is later exercised, the provisions of Sections II.A. and II.B. are not applicable to the sale of the underlying Security.

f.	Commodities, Futures, and Options on Futures. Any Securities Transaction involving commodities, futures (including currency futures and futures on Securities comprising part of a broad-based, publicly traded market based index of stocks) and options on futures.

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g.	Rights. Any acquisition of Securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired in the issue; and

h.	Miscellaneous. Any transaction in the following: (1) bankers acceptances, (2) bank certificates of deposit, (3) commercial and municipal paper, (4) repurchase agreements, (5) Securities that are direct obligations of the U.S. Government, (6) 529 College Savings Plans or WSA’s 401K/Profit Sharing Plan, and (7) other Securities as may from time to time be designated in writing by the Code of Ethics Review Committee on the ground that the risk of abuse is minimal or nonexistent.

2.	Exemption from Treatment as a Prohibited Transaction. The following Securities Transactions are exempt from the prohibited transaction restrictions that are set forth in Section II.B.2. They are not exempt from the pre-clearance requirements set forth in Section II.A:

a.	Broad-Based Indices and Options on Broad-Based Indices. The prohibitions in Section II.B.2. b, c, and d are not applicable to any Securities Transaction involving certain broad-based indices and options on certain broad-based indices acknowledged by the Chief Compliance Officer. The broad-based indices acknowledged by the Chief Compliance Officer may be changed from time to time, examples of which are listed in Appendix 5.

b.	Exchange Traded Funds (ETFs). The prohibitions in Section II.B.2. b, c, and d are not applicable to any Securities Transaction involving Exchange Traded Funds acknowledged by the Chief Compliance Officer. The Exchange Traded Funds acknowledged by the Chief Compliance Officer may be changed from time to time and examples consist of those ETFs “families” listed in Appendix 6.

c.	Related Mutual Funds. The prohibitions in Section II.B.2. b, c, and are not applicable to any Securities Transaction involving Related Mutual Funds. Transactions involving Related Mutual Funds are subject to the requirements set forth in section III.F. of this Code.

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D.	Reporting Requirements

1.	Initial and Periodic Disclosure by Access Persons. Upon being designated as an Access Person and thereafter on an annual basis, an Access Person must acknowledge receipt and review of the Code and disclose all Securities (current as of a date not more than 45 days before the date the person becomes an Access Person) in which such Access Person has a Beneficial Interest on the Acknowledgement of Receipt of Code of Ethics and Personal Holdings Report (Appendix 2). The Chief Compliance Officer will provide all Access Persons with a copy of any amendments to the Code, and will require Access Persons to provide written acknowledgments of their receipt of the amendments to the Code.

2.	Transaction and Periodic Statement Reporting Requirements. An Access Person must arrange for the Chief Compliance Officer to receive directly from any broker, dealer, or bank that effects any Securities Transaction in which the Access Person has or acquires a Beneficial Interest, duplicate copies of each confirmation for each such transaction and periodic statements (at least quarterly) for each account in which such Access Person has a Beneficial Interest. Access Persons must also arrange for the Chief Compliance Officer to receive directly from any mutual fund that effects any Securities Transaction in which the Access Person has or acquires a Beneficial Interest duplicate copies of periodic statements (no less frequently than quarterly) for each account in which such Access Person has a Beneficial Interest. Attached, as Appendix 7 is a form of letter that may be used to request such documents from such entities. No later than 30 days after the end of each calendar quarter, Access Persons must also submit a signed statement certifying that they have provided all statements of account and trade authorizations for covered Securities transactions for all accounts in which they have a Beneficial Interest; or certifying that they have had no personal Securities transactions for any account in which they have a Beneficial Interest.

If Access Persons or employees open an account (either for themselves or with/for someone else wherein they would have a Beneficial Interest or discretion of the account) at a broker, dealer, bank, or mutual fund that has not previously been disclosed, the Access Person or employee must immediately notify the Chief Compliance Officer in writing of the existence of the account and make arrangements to comply with the requirements set forth herein. Access Persons or employees may report the opening of a

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new account by completing the New Account Report that is attached as Appendix 9.

3.	Disclaimers. Any report of a Securities Transaction for the benefit of a person other than the individual in whose account the transaction is placed may contain a statement that the report should not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

4.	Availability of Reports. All information supplied pursuant to this Code may be made available for inspection to the Board of Directors of Wall Street Associates, the Board of Directors of each fund for which Wall Street Associates acts as a sub-advisor, the Code of Ethics Review Committee, the Chief Compliance Officer, Pre-clearance Officers, the Access Person’s department manager (or designee), any party to which any investigation is referred by any of the foregoing, the Securities Exchange Commission, any self-regulatory organization of which Wall Street Associates is a member, any state securities commission, and any attorney or agent of the foregoing.

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III. FIDUCIARY DUTIES

A.	Confidentiality. Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of WSA client accounts, except to persons whose responsibilities require knowledge of the information.

B.	Gifts and Entertainment. A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the firm and its clients. The overriding principle is that employees should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value (or considered “extravagant by market”) that could influence their decision-making or make them feel beholden to another person. Similarly, employees should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous, “extravagant by market,” or aimed at influencing decision-making or making a client feel beholden to the firm or the employee. The following provisions on gifts apply to all employees, Investment Personnel and Marketing/Client Service Personnel.

1.	Gifts. No employee may accept any gift, service, or other thing of more than “de minimis” value from any person or entity that does business with or on behalf of the adviser without documented approval of the Chief Compliance Officer. The firm’s President will receive notice of all such approvals for review. Additionally, no employee may give or offer any gift of more than a “de minimis” value to existing clients, prospective clients, or any entity that does business with or on behalf of the firm without documented approval of the Chief Compliance Officer. The firm’s President will receive notice of all such approvals for review.

Solicitation of gifts or gratuities is prohibited. Specifically, Investment Personnel and all other employees are expressly prohibited from soliciting for themselves or the firm gifts or anything of value from a client, supplier, person with whom the employee does business, or any other entity with which the firm does business.

For the purpose of this Code “de minimis” is defined as no more than $300 for gifts, services or any other things received or given by employees.

In all cases, should an Investment Person or any employee expectedly or unexpectedly receive any gift that might be prohibited under this Code, the Investment Person or employee must immediately inform either the President or the Chief Compliance Officer to determine whether that gift is prohibited and the proper course of action in accordance with the Code.

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2.	Entertainment. No employee may accept or provide extravagant or excessive entertainment (“extravagant by market”) to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the firm. Employees may, without pre-approval, accept or provide a business entertainment event of “reasonable value,” for example a dinner or a sporting event, if the person or entity providing the entertainment is present.

For the purpose of this Code “reasonable value” is generally defined as no more than $300 per person, per event, for a business entertainment event received or given by employees. However, this $300 standard may not be applicable to all regions – it may be too low (or too high), depending on the city (or “market”). Employees are required to obtain documented approval from the Chief Compliance Officer for a business entertainment event above “reasonable value” or that could be perceived to be “extravagant by market.” The firm’s President will receive notice of all such approvals for review.

3.	Patterns Monitoring and Control. WSA seeks to avoid situations whereby employees obtain pre-approvals for gifts and entertainment from one source an unlimited number of times, or receive gifts and entertainment from one source on multiple occasions such that value of the gifts and entertainment on each occasion is worth less than $300, but collectively totals to significant value over time. The case-by-case implementation of these procedures allow the Chief Compliance Officer to evaluate each request not in isolation but in the context of the nature and value of other items of gifts and entertainment received by employees. Additionally, this Code incorporates periodic review and identification measures of “trends and patterns” and escalation measures such as, for example: a) Documentation of the number of instances of gifts and entertainment above and below the $300 limitation that WSA employees may receive over time from external sources; b) Periodic self reporting of received items; c) Periodic review of gift and entertainment items received by each employee separately to identify “trends and patterns” for repetitive items below $300 and overall value received; and d) Potential escalation to the Code of Ethics Review Committee for appropriate corrective actions and/or sanctions.

4.	Documented Approval and Reporting. The Chief Compliance Officer must give documented approval for gifts above a “de minimis” value and business entertainment above a “reasonable value.” The firm’s

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President will receive notice of all such approvals for review (see points 1 and 2 above). Approval must be obtained and documented on a case-by-case basis. The Chief Compliance Officer will report all such instances to the Code of Ethics Review Committee on an annual basis. On a quarterly basis, employees will be required to (1) verify that they have obtained documented approval for gifts above a “de minimis” value and/or business entertainment above a “reasonable value;” or (2) verify they have neither given nor received gifts above a “de minimis” value and/or business entertainment above a “reasonable value;” and/or (3) report whether they have received any instances of gifts or entertainment below a “de minimis” or “reasonable value” during the quarter (and if so, to provide a listing of those instances).

C.	Corporate Opportunities. Access Persons may not take personal advantage of any opportunity properly belonging to any WSA client. For example, an Investment Person should not acquire a Beneficial Interest in a Security of limited availability without first offering the opportunity to purchase such Security for WSA client accounts.

D.	Undue Influence. Access Persons may not cause or attempt to cause any WSA client account to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Access Person. If an Access Person stands to benefit materially from an investment decision for a WSA client account, and the Access Person is making or participating in the investment decision, then the Access Person must disclose the potential benefit to those persons with authority to make investment decisions for the WSA client account (or, if the Access Person in question is a person with authority to make investment decisions for the WSA client account) to the Chief Compliance Officer. The person to whom the Access Person reports the interest, in consultation with the Chief Compliance Officer, must determine whether or not the Access Person will be restricted in making or participating in the investment decision.

E.	Service as a Director. No Investment Person may serve on the board of directors of a publicly held company absent prior written authorization by the Code of Ethics Review Committee. This authorization will rarely, if ever, be granted and, if granted, will normally require that the affected Investment Person be isolated, through a Chinese Wall or other procedures, from those making investment decisions related to the issuer on whose board the Investment Person sits.

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F.	Purchases and Sales of “Related” Mutual Funds. “Related” mutual funds are those funds that are sub-advised by Wall Street Associates for its investment company clients. Purchases and sales of “related” mutual funds by Wall Street Associates Access Persons and employees are subject to the pre-clearance requirements set forth in Section II of this Code. Such purchases and sales will also be monitored by the Chief Compliance Officer for any activities that could be viewed as a possible breach in fiduciary duty, specifically:

•	“Rapid Trading” is defined by this Code as a pattern of purchase and sale activity of “related” mutual funds by an Access Person or employee occurring within a period of 7 days; and,

•	“Trading Ahead” is defined by this Code as a pattern of purchases or sales of a “related” mutual fund by an Access Person or employee directly ahead of any material and nonpublic event expected to impact the “related” mutual fund’s net asset value.

The above is not an all-inclusive list. Any trading activity of “related” mutual funds by Access Persons that could possibly be viewed as harmful to the long-term interests of mutual fund shareholders is prohibited by this Code. The Chief Compliance Officer will conduct monitoring of “related” mutual fund trades by Access Persons via periodic review of account statements.

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IV. COMPLIANCE WITH THE CODE OF ETHICS

A.	Code of Ethics Review Committee

1.	Membership, Voting and Quorum. The Code of Ethics Review Committee is comprised of the individuals identified in Appendix 1. The Committee shall vote by majority vote with two members serving as a quorum. Vacancies may be filled and, in the case of extended absences or periods of unavailability, alternates may be selected, by a majority vote of the remaining members of the Committee; provided, however, that at least one member of the Committee shall also be the Chief Compliance Officer.

2.	Investigating Violations of the Code. The Chief Compliance Officer is responsible for investigating any suspected violation of the Code and shall report the results of each investigation to the Code of Ethics Review Committee. The Code of Ethics Review Committee is responsible for reviewing the results of any investigation of any reported or suspected violation of the Code. Any violation of the Code by an Access Person will be reported to the Boards of Directors of all WSA mutual fund clients with which WSA has sub-advisory agreements no less frequently than each quarterly meeting.

3.	Annual Reports. The Code of Ethics Review Committee will review the Code at least once a year, in light of legal and business developments and experience in implementing the Code, and upon request will report to the Board of Directors of all WSA mutual fund clients with which WSA has sub-advisory agreements:

a.	Summarizing existing procedures concerning personal investing and any changes in the procedures made during the past year;

b.	Identifying any violation requiring significant remedial action during the past year; and

c.	Identifying any recommended changes in existing restrictions or procedures based on its experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

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B.	Remedies

1.	Sanctions. If the Code of Ethics Review Committee determines that an Access Person has committed a violation of the Code, the Committee may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, civil referral to the Securities and Exchange Commission, criminal referral, and termination of the employment of the violator for cause. The Code of Ethics Review Committee may also require the Access Person to reverse the transaction in question and forfeit any profit or absorb any loss associated or derived as a result. The amount of profit shall be calculated by the Code of Ethics Review Committee and shall be forwarded to a charitable organization selected by the Code of Ethics Review Committee. No member of the Code of Ethics Review Committee may review his or her own transaction.

2.	Sole Authority. The Code of Ethics Review Committee has sole authority, subject to the review set forth in Section IV.B.3 below, to determine the remedy for any violation of the Code, including appropriate disposition of any monies forfeited pursuant to this provision. Failure to promptly abide by a directive to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

3.	Review. Whenever the Code of Ethics Review Committee determines that an Access Person has committed a violation of this Code that merits remedial action, it will report no less frequently than quarterly to the Boards of Directors of all WSA mutual fund clients with which WSA has sub-advisory agreements, information relating to the investigation of the violation, including any sanctions imposed. The Boards of Directors of all WSA mutual fund clients with which WSA has sub-advisory agreements may modify such sanctions as they deem appropriate. Such Boards shall have access to all information considered by the Code of Ethics Review Committee in relation to the case. The Code of Ethics Review Committee may determine whether or not to delay the imposition of any sanctions pending review by the applicable Board of Directors.

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C. Exceptions to the Code. Although exceptions to the Code will rarely, if ever, be granted, the Chief Compliance Officer may grant exceptions to the requirements of the Code on a case by case basis if the Chief Compliance Officer finds that the proposed conduct involves negligible opportunity for abuse. All such exceptions must be in writing and must be reported as soon as practicable to the Code of Ethics Review Committee and to the Board of Directors of all WSA mutual fund clients with which WSA has sub-advisory agreements at their next regularly scheduled meeting after the exception is granted.

D. Inquiries Regarding the Code. The Chief Compliance Officer will answer any questions about this Code or any other compliance-related matters.

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V. DEFINITIONS

When used in the Code, the following terms have the meanings set forth below:

“Access Person” means:

(1)	every director or officer of Wall Street Associates;

(2)	every employee of Wall Street Associates, who in connection with his or her regular functions, makes, participates in, or obtains information regarding the purchase or sale of a Security by a WSA client account;

(3)	every natural person in a control relationship with Wall Street Associates who obtains information concerning recommendations made to a WSA client account with regard to the purchase or sale of a Security, prior to its dissemination or prior to the execution of all resulting trades;

(4)	any director, officer or employee of Wall Street Associates who in the ordinary course of his or her business makes, participates in or obtains information regarding the purchase or sale of Securities for any of WSA’s client accounts, or whose functions or duties as a part of the ordinary course of his or her business relate to the making of any recommendation to such investment company concerning the purchase or sale of Securities; and,

(5)	such other persons as the Chief Compliance Officer shall designate.

Access Persons of Wall Street Associates are listed in Appendix 1, which is amended from time to time when necessary. Any uncertainty as to whether an individual is an Access Person should be brought to the attention of the Chief Compliance Officer. Such questions will be resolved in accordance with, and this definition shall be subject to the definition of “Access Person” found in Rule 17j-1(e) (1) promulgated under the Investment Company Act of 1940, as amended.

“Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit or share in any profit derived from a transaction in the subject Securities.

An Access Person is deemed to have a Beneficial Interest in the following:

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(1)	any Security owned individually by the Access Person;

(2)	any Security owned jointly by the Access Person with others (for example, joint accounts, spousal accounts, partnerships, trusts and controlling interests in corporations); and

(3)	any Security in which a member of the Access Person’s Immediate Family has a Beneficial Interest if:

a.	the Security is held in an account over which the Access Person has decision making authority (for example, the Access Person acts as trustee, executor, or guardian); or

b.	the Security is held in an account for which the Access Person acts as a broker or investment adviser representative.

In addition, an Access Person is presumed to have a Beneficial Interest in any Security in which a member of the Access Person’s Immediate Family has a Beneficial Interest if the Immediate Family member resides in the same household as the Access Person. This presumption may be rebutted if the Access Person is able to provide the Chief Compliance Officer with satisfactory assurances that the Access Person has no material Beneficial Interest in the Security and exercises no control over investment decisions made regarding the Security. Access Persons may use the form attached as Appendix 8 (Certification of No Beneficial Interest) in connection with such requests.

Any uncertainty as to whether an Access Person has a Beneficial Interest in a Security should be brought to the attention of the Chief Compliance Officer. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of “beneficial owner” found in Rules 16a-1(a) (2) and (5) promulgated under the Securities Exchange Act of 1934, as amended.

“Code” means this Code of Ethics, as amended.

“Chief Compliance Officer” means the person designated by Wall Street Associates’ Board of Directors as the Chief Compliance Officer pursuant to Rule 206(4)-7 of the Investment Advisers Act of 1940. Appendix 1 lists the name of the Chief Compliance Officer, as such Appendix shall be amended from time to time.

“Equivalent Security” means any Security issued by the same entity as the issuer of a subject Security, including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, and other obligations of that company or Security otherwise convertible into that Security. Options on Securities are included even if, technically, they are issued by the Options Clearing Corporation or a similar entity.

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“Immediate Family” of an Access Person means any of the following persons:

child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
stepparent	father-in-law

Immediate Family includes adoptive relationships and other relationships (whether or not recognized by law) that the Chief Compliance Officer determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

“Investment Personnel” and “Investment Person” mean each Portfolio Manager and any Access Person who, in connection with his or her regular functions or duties, provides information and advice to a Portfolio Manager or who helps execute a Portfolio Manager’s decisions. Investment Personnel are listed in Appendix 1, which shall be amended from time to time.

“Portfolio Manager” means a person who has or shares principal day-to-day responsibility for managing the portfolio of a Fund. Portfolio Managers are listed in Appendix 1, which shall be amended from time to time.

“Pre-clearance Officer” means the persons designated as a Pre-clearance Officer in Appendix 1 hereof or such person’s designee.

“Securities Transaction” means a purchase or sale of Securities in which an Access Person has or acquires a Beneficial Interest.

“Security” includes stock, notes, bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments of the foregoing, such as options and warrants. “Security” does not include open-ended mutual funds, futures or options on futures, but the purchase and sale of such instruments may nevertheless be subject to the reporting requirements of the Code.

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VI. APPENDICES TO THE CODE

The following appendices are attached to and are a part of the Code:

Appendix 1.	Contact Persons

Appendix 2.	Acknowledgement of Receipt of Code of Ethics and Personal Holdings Report

Appendix 3.	Personal Trade Authorization Request Form

Appendix 4.	Certification of Access Person’s Designee

Appendix 5.	Designated Broad Based Indices

Appendix 6.	Designated Exchange Traded Funds

Appendix 7.	Form Letter to Broker, Dealer, Bank, or Mutual Fund

Appendix 8.	Certification of No Beneficial Interest

Appendix 9.	New Account(s) Report

Appendix 10.	Matters Pertaining to Blackout Periods

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Appendix 1

CONTACT PERSONS

PRE-CLEARANCE OFFICERS

William Jeffery

Ken McCain

Paul LeCoq

Paul Ariano

Luke Jacobson

Alexis Waadt

CHIEF COMPLIANCE OFFICER

Ted Smith

CODE OF ETHICS REVIEW COMMITTEE

William Jeffery

William Gastil

Paul LeCoq

Ted Smith

Kimberly Taylor

ACCESS PERSONS

William Jeffery	Ken McCain	Ashley Williams	Denise VandeMerwe
Paul Ariano	Alexis Waadt	Rob Knowles	John Huber
William Gastil	Ted Smith	Maritie Blancet	Joseph Tarantino
Paul LeCoq	Denny Danque	Bouavone Hanesana	Lori Youkhanna
Darci Irvin	Kimberly Taylor	Luke Jacobson	Trevor Embree

PORTFOLIO MANAGERS

William Jeffery	Ken McCain	Paul Ariano	Luke Jacobson
Paul LeCoq	John Huber	Alexis Waadt

INVESTMENT PERSONNEL

William Jeffery	Ken McCain	Paul Ariano	Luke Jacobson
Alexis Waadt	Ted Smith	Trevor Embree	John Huber
Paul LeCoq	William Gastil

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Appendix 2

ACKNOWLEDGEMENT OF RECEIPT OF CODE OF ETHICS AND

PERSONAL HOLDINGS REPORT

I acknowledge that I have received the Code of Ethics dated December -2013 and represent that:

1.	I have read the Code of Ethics and I understand that it applies to me and to all Securities in which I have or acquire any Beneficial Interest. I have read the definition of “Beneficial Interest” and understand that I may be deemed to have a Beneficial Interest in Securities owned by members of my Immediate Family and that Securities Transactions effected by members of my Immediate Family may therefore be subject to this Code.

2.	In accordance with Section II.A. of the Code, I will obtain prior written authorization for all Securities Transactions in which I have or acquire a Beneficial Interest, except for transactions exempt from pre-clearance under Section II.C.1 of the Code.

3.	In accordance with Section II.D.2. of the Code of Ethics, I will report all non-exempt Securities Transactions in which I have or acquire a Beneficial Interest.

4.	I agree to disgorge and forfeit any profits on prohibited transactions in accordance with the requirements of the Code.

5.	I will comply with the Code of Ethics in all other respects.

6.	In accordance with Section II.D.1. of the Code, the following is a list of all Securities in which I have a Beneficial Interest:

STEP 1:	Provide the information requested below for each account that you maintain with a broker, dealer, bank, or mutual fund. Indicate “None” if appropriate.

NAME OF BROKER, DEALER, BANK OR MUTUAL FUND	ACCOUNT TITLE	ACCOUNT NUMBER

(Attach a separate sheet if necessary)

STEP 2:	Attach the most recent account statement for each account identified above.

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STEP 3:	If you own Beneficial Interests in Securities that are not listed on an attached account statement list them in the table below. Include private equity investments. Indicate “None” if appropriate.

NAME OF BROKER, DEALER, BANK, OR MUTUAL FUND	ACCOUNT TITLE	ACCOUNT NUMBER	NAME OF SECURITY	NUMBER OF SHARES/PRINCIPAL AMOUNT

(Attach a separate sheet if necessary)

7.	(Investment Personnel Only) In accordance with Section III.E. of the Code, the following is a list of publicly held companies on which I serve as a member of the board of directors. Indicate “NA” or “None” if appropriate.

NAME OF COMPANY	BOARD MEMBER SINCE

8.	I certify that the information on this form is accurate and complete.

Name
Date

Signature

Appendix 3

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WSA PERSONAL TRADE AUTHORIZATION REQUEST FORM

1. Employee Name:
2. Name (and symbol) of Security:
3. Maximum number of shares (or units) to be purchased or sold (or amount of bond):

4. Check applicable box: Purchase ☐ Sale ☐

5. Is this issue currently being considered for purchase or sale in client accounts? YES ☐ NO ☐

If “NO,” state REASON:

VERIFIED WITH (Name of Investment Person):

6. In connection with the foregoing transaction, I hereby make the following representations and warranties:

(a)	I do not possess any material nonpublic information regarding the Security or the issuer of the Security.

(b)*	I am not aware that any WSA client account has an open order to buy or sell the Security or Equivalent Security.

(c)*	By entering this order, I am not using knowledge of any open, executed, or pending transaction by a WSA client account to profit by the market effect of such transaction.

(d)	(Investment Personnel Only). The Security is not being acquired in an initial public offering or in a private placement. If the Security is being acquired in a private placement, I have reviewed Section II.B.2. of the Code and have attached hereto a written explanation of such transaction.

(e)*	This transaction satisfies the One Day, Seven Day and Sixty Day Blackout Period requirements set forth in Section II.B.2. of this Code.

(f)*	If I am purchasing the Security, and if the same or an Equivalent Security has been held within the past 60 days, I have not directly or indirectly (through any member of my Immediate Family, any account in which I have a Beneficial Interest or otherwise) sold the Security or an Equivalent Security in the prior 60 days.

(g)*	If I am selling the Security for a gain, and if the same or an Equivalent Security has been held within the past 60 days, I have not directly or indirectly (through any member of my Immediate Family, any account in which I have a Beneficial Interest or otherwise) purchased the Security or an Equivalent Security in the prior 60 days.

(h)	I believe that the proposed trade fully complies with the requirements of the Code.

*Applies only to Securities not exempt from Section II.B.2 of the Code.

Employee or Designee Signature	Date	Time

TRADE AUTHORIZATION OR DENIAL

Trading Desk Signature	Date	Time

	☐ Approved	☐ Denied

Pre-clearance Officer Signature	Compliance Officer Acknowledgement

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Appendix 4

CERTIFICATION OF ACCESS PERSON’S DESIGNEE

The undersigned hereby certifies that the Access Person named on the attached Trade Authorization Request for Access Persons (a) directly instructed me to complete the attached form on his or her behalf, (b) to the best of my knowledge, was out of the office at the time of such instruction and has not returned, and (c) confirmed to me that the representations and warranties contained in the attached Form are accurate.

Access Person’s Designee

Print Name

Date

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Appendix 5

SAMPLE BROAD-BASED INDICES

Transactions involving certain broad-based indices and options on certain broad-based indices are exempt from the prohibited transaction restrictions set forth in Section II.B.2 of Wall Street Associates’ Code of Ethics. Access Persons may conduct transactions in certain broad-based indices and options on broad-based indices such as the ones listed below (not an all-inclusive listing). Although such transactions are not prohibited, they are subject to the pre-clearance requirements set forth in Section II.A of Wall Street Associates’ Code of Ethics.

Dow Jones Industrials	Russell 1000 Index	S&P 100 Index
Dow Jones Composite	Russell 1000 Growth Index	S&P 500 Index
Dow Jones Transports	Russell 1000 Value Index	S&P 500 Growth Index
Dow Jones Utilities	Russell 2500 Index	S&P 500 Value Index
Dow Jones Internet	Russell 2500 Growth Index	S&P MidCap 400 Index
Nasdaq Composite	Russell 2500 Value Index	S&P MidCap 400 Growth Index
Nasdaq 100	Russell 2000 Index	S&P MidCap 400 Value Index
Wilshire 5000 Index	Russell 2000 Growth Index	S&P SmallCap 600 Index
Nikkei 225 Average*	Russell 2000 Value Index	S&P SmallCap 600 Growth Index
CAC-40 Stock Index*		S&P SmallCap 600 Value Index
FTSE 100 Index*
DJ Euro STOXX 50 Index*
DJ STOXX 50 Index*
* Transactions in most other broad-based International Stock Market Indexes are not prohibited.

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Appendix 6

SAMPLE EXCHANGE TRADED FUNDS (ETFs)

Transactions involving certain exchange traded funds (ETFs) are exempt from the prohibited transaction restrictions set forth in Section II.B.2 of Wall Street Associates’ Code of Ethics. Access Persons may conduct transactions in the exchange traded funds (ETFs) such as the ones listed below (not an all-inclusive listing). Although such transactions are not prohibited, they are subject to the pre-clearance requirements set forth in Section II.A of Wall Street Associates’ Code of Ethics.

ETF TYPE	FULL NAME	TRACKS
DIAMONDS	Diamonds Trust Series	Dow Jones Industrial Average
FITRs	Fixed Income Exchange Traded Securities	Various Treasuries
HOLDRs	Holding Company Depository Receipts	Narrow Industry Groups
i-Shares	i-Shares – possibly “index shares”	Various Indexes
QUBEs	Nasdaq-100 Tracking Stock	Nasdaq 100 Index
Spiders	Standard & Poors’ Depository Receipts	Various S&P Indexes
StreetTracks	StreetTracks-State Street Global ETFs	Various Indexes
VIPERS	Vanguard Index Participation Receipts	Several Vanguard Index Funds

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Appendix 7

FORM OF LETTER TO BROKER, DEALER, BANK, OR MUTUAL FUND

(Date)

(Your Name)

(Your Address)

Subject:       Account #

Dear                         :

By my signature below, pursuant to NASD Conduct Rule 3050 or NYSE Rule 407, I acknowledge that my employer is an investment adviser to an investment company.

Pursuant to the employer’s Code of Ethics and Rule 17j-1 under the Investment Company Act of 1940, please send duplicate confirmations of individual transactions as well as duplicate periodic (at least quarterly) statements for the referenced account directly to:

Compliance Officer

Wall Street Associates

1200 Prospect Street, Suite 100

La Jolla, CA 92037

Thank you for your cooperation. If you have any questions, please contact me at (your phone number) or Ted Smith, Chief Compliance Officer at (858) 551-6335.

Sincerely,

(Your name)

Signed,

Ted C. Smith, CFA, CIC

Chief Compliance Officer

Wall Street Associates

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Appendix 8

CERTIFICATION OF NO BENEFICIAL INTEREST

I have read the Code of Ethics and I understand that it applies to me and to all Securities in which I have or acquire any Beneficial Interest. I have read the definition of “Beneficial Interest” and understand that I may be deemed to have a Beneficial Interest in Securities owned by members of my Immediate Family and that Securities Transactions effected by members of my Immediate Family may therefore be subject to this Code.

The following accounts are maintained by one or more members of my Immediate Family who reside in my household:

Account Name	Relationship of Immediate Family Member	Account Number	Brokerage Firm

I certify that with respect to each of the accounts listed above (please initial appropriate boxes):

☐	I do not own individually or jointly with others any of the Securities held in the account.

☐	I do not possess or exercise decision making authority over the account.

☐	I do not act as an investment adviser representative for the account.

I agree that I will notify the Compliance Officer immediately if any of the information I have provided in this certification becomes inaccurate or incomplete.

Signature

Print Name

Date

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Appendix 9

NEW ACCOUNT(S) REPORT

I recently opened the following account(s) in which I have a Beneficial Interest:

Date Opened	Name of Broker, Dealer, Bank or Mutual Fund	Account Title	Account Number

Name (Please Print)

Signature

Date

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Appendix 10

MATTERS PERTAINING TO BLACKOUT PERIODS

Wall Street Associates recognizes that situations may occur which would necessitate the use of “Blackout Periods.” The dynamic nature of events may cause, for example, an issue being held personally by an employee to be possibly considered for purchase in a Client account. Although Wall Street Associates attempts to avoid situations where cross-ownership of issues occur between Client accounts and employee personal accounts, such situations can and do occur. By ensuring Clients are not damaged by employee personal transactions, “Blackout Periods” thereby provide a way to avoid even the appearance of a conflict of interest that may compromise the trust Clients place in Wall Street Associates.

Wall Street Associates’ Rule on Blackout Periods. Employees are subject to a 7-day Blackout Period (no trades 7 days before and after in a particular Security) where transactions are prohibited in the following circumstances:

•	If the client has executed or withdrawn a pending “buy” order in that same or related Security.

•	If the client has executed or withdrawn a pending “sell” order in that same or related Security.

However, if the Client’s pending “sell” order in the same or related Security disposes of all of the Client’s interest in that Security, employees are allowed to sell their direct or beneficial interest in that Security 24 hours after the sale of the Client’s entire interest has been finalized.

“Blackout Periods” are strictly for the benefit of Clients. The establishment of “Blackout Periods” is not intended to be a loophole through which employees may profit from conducting transactions in Securities held in Client accounts, being purchased or sold for Clients, or possibly being considered for Clients. As a fiduciary, Wall Street Associates evaluates situations on a case-by-case basis, realizing that more than 7 days may be required for the market effect of certain Client transactions to be over. Wall Street Associates’ Code of Ethics, which requires all personal account transactions be conducted in a manner that avoids any actual or potential conflict of interest, specifies:

•	Employees are prohibited from purchasing or selling (either directly or indirectly) a Security in a personal account if, at the time of the transaction, they have actual knowledge that the Security:

•	is being considered for purchase or sale in a Client account; or,

•	is actually being purchased or sold in a Client account.

•

When requesting pre-clearance of a personal Securities transaction, employees are required to give an explanation of the reason(s) why they are not proposing to purchase or sell the Security for Client accounts. Typical reasons (not an inclusive list) for an issue to be “not

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under consideration for purchase in a Client account” include:

•	The issue lacks the required liquidity for inclusion in Client accounts.

•	The issue’s price is too low (generally, below $5.00 per share) for inclusion in Client accounts.

•	The issue does not exhibit the requisite growth characteristics for inclusion in Client accounts.

•	The investment team may have no investment opinion on the issue.

•	The investment team may have a negative opinion on the issue.

•	The issue is not listed on a major US exchange (i.e., it is a “pink sheets” or “bulletin board” stock).

Wall Street Associates recognizes that exceptions to “Blackout Periods” must be made in some circumstances to avoid constraining Portfolio Managers from acting in a Client’s best interest. A hesitancy to act on behalf of Client accounts because of transactions that may have occurred in employee personal accounts within the 7-day “Blackout Period” must not occur. Certain transactions of an opposite nature may be allowed within the 7-day “Blackout Period,” so long as there appears to be no “front running” and the transactions are approved and documented by the Chief Compliance Officer and the Senior Portfolio Management Team. The following “cases” illustrate such opposing transactions:

CASE 1

•	CLIENT ACCOUNT: Currently holds “XYZ.”

•	“XYZ” is not being considered for sale in the Client’s account.

•	EMPLOYEE: Purchases “XYZ” in his/her personal account.

•	SITUATION: Within 7 days of the employee’s purchase of “XYZ,” the issue becomes a candidate for sale in the Client’s account. Possible reasons for this may include:

•	Client withdraws money from the account, necessitating the sale of “XYZ.”

•	Market conditions change, necessitating the sale of “XYZ” in the Client’s account.

•	Issue-specific changes in “XYZ” (i.e., negative news, market capitalization above account guidelines, corporate actions, etc.) necessitate the sale of the issue in the Client’s account.

•

RESOLUTION: The Chief Compliance Officer, who will make recommendations to Senior Management in writing, will conduct a review of all circumstances. In his review, the Chief Compliance Officer will determine if any impropriety has actually or appears to have occurred, and will investigate the employee trades to determine if a pattern exists which could be construed as front running, scalping, or otherwise improper. After reviewing and documenting the situation to ensure no impropriety has actually or appears to have occurred, the Chief Compliance Officer and Senior Portfolio Management Team can approve this opposing transaction in “XYZ” within the 7

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day “Blackout Period.”

CASE 2

•	CLIENT ACCOUNT: Either currently holds or does not hold “XYZ.”

•	“XYZ” is not being considered for purchase in the Client’s account.

•	EMPLOYEE: Sells “XYZ” from his/her personal account.

•	SITUATION: Within 7 days of the employee’s sale of “XYZ,” the issue becomes a candidate for purchase in the Client’s account. Possible reasons for this may include:

•	In the case where the Client currently holds “XYZ,” Client contributes money to the account, necessitating the purchase of “XYZ.”

•	Market conditions change, making “XYZ” a candidate for purchase in the Client’s account.

•	Issue-specific changes in “XYZ” (i.e., positive news, market capitalization moves within account guidelines, corporate actions, etc.) makes “XYZ” a candidate for purchase in the Client’s account.

•	RESOLUTION: The Chief Compliance Officer, who will make recommendations to Senior Management in writing, will conduct a review of all circumstances. In his review, the Chief Compliance Officer will determine if any impropriety has actually or appears to have occurred, and will investigate the employee trades to determine if a pattern exists which could be construed as front running, scalping, or otherwise improper. After reviewing and documenting the situation to ensure no impropriety has actually or appears to have occurred, the Chief Compliance Officer and Senior Portfolio Management Team can approve this opposing transaction in “XYZ” within the 7 day “Blackout Period.”

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